Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 S. Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

May 19, 2025

GEN Restaurant Group, Inc.

11480 South Street, Suite 205

Cerritos, California 90703

Ladies and Gentlemen:

We have acted as counsel to GEN Restaurant Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the potential offer and sale, from time to time, by certain selling stockholders named therein (the “Selling Stockholders”) of up to 28,223,836 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.001 per share (the “Class A Stock”), which Shares include (i) up to 462,321 shares of Class A Stock currently held by the Selling Stockholders (the “Existing Shares”), and (ii) up to 27,761,515 shares of Class A Stock (the “New Shares”) that are issuable upon the exchange of shares of the Company’s Class B common stock, par value $0.001 per share (the “Class B Stock”), together with an equal number of Class B common units (the “Class B Units” and together with the Class B Stock, the “Paired Securities”) of GEN Restaurant Companies, LLC, a Delaware limited liability company (“GEN LLC”), pursuant to that certain Amended and Restated Limited Liability Company Agreement of GEN LLC (the “LLC Agreement”), by and among the Company, GEN LLC, and the other parties thereto.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

For purposes of this opinion letter, we have examined originals, or copies certified or otherwise authenticated to our satisfaction, of the following documents: (i) the Registration Statement, (ii) the Company’s Amended and Restated Certificate of Incorporation, as amended to date, filed as Exhibit 3.1 to the Registration Statement, (iii) the Amended and Restated Bylaws of the Company, as amended to date, filed as Exhibit 3.2 to the Registration Statement, (iv) the LLC Agreement, and (v) the resolutions of the Company’s board of directors authorizing (a) the filing of the Registration Statement and accompanying prospectus and (b) the issuance of the Paired Securities and the Shares. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have reviewed such matters of law as we have deemed relevant hereto. As to all issues of fact material to this opinion letter, we have relied on certificates, statements, or representations of public officials, of officers and representatives of the Company (including the Certificate) and of others, without any independent verification thereof or other investigation.

In our examination, we have assumed without investigation: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures, including electronic signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.
all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Existing Shares to the Selling Stockholders, and the Existing Shares are validly issued, fully paid and non-assessable.
2.
all necessary corporate action on the part of the Company has been taken to authorize the issuance of the New Shares, and, if, when and to the extent any New Shares are issued by the Company to the applicable Selling Stockholder upon the exchange of Paired Securities by such Selling Stockholder in accordance with the terms of the LLC Agreement and certificates representing the New Shares are duly executed by the duly authorized officers of the Company, countersigned by the transfer agent therefor and delivered to such Selling Stockholder (or in the case of New Shares issued without certificates, the issuance of the New Shares is duly registered and delivered through book-entry of such New Shares), then such New Shares will be validly issued, fully paid and non-assessable.

The foregoing opinions assume that (a) the Company will remain duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) at the time any New Shares are issued, (i) there will not have occurred any change in the law or in the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws affecting the issuance of such New Shares, and (ii) no relevant corporate actions will have been modified or rescinded, (c) all certificates evidencing any New Shares will be in the form required by law and approved for issuance by the Company, and (d) the Company will comply with all applicable notice requirements regarding uncertificated shares provided under the General Corporation Law of the State of Delaware.

With respect to our opinion regarding the New Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of the maximum number of New Shares as of the date hereof, future issuances of securities of the Company, including the New Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Paired Securities, may cause the Paired Securities to be exchangeable for more shares of Class A Stock than the number that then remain authorized but unissued.

Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of any other laws.

This opinion letter is rendered as of the date first written above, and we assume no responsibility for updating this opinion letter or the opinions set forth herein to take into account any event, action, interpretation or change in law or facts occurring subsequent to the date hereof that may affect the validity of such opinions. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to being named in the Registration Statement under the caption “Legal Matters” with respect to the matters stated therein. In giving these consents, we do not imply or admit that we are “experts” within the meaning of the Act or that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP

FAEGRE DRINKER BIDDLE & REATH LLP